Exhibit 99.1
For Immediate Release

News Release
For further information contact:
Jeff Elliott or Geralyn DeBusk
Halliburton Investor Relations
972-458-8000

DAVE & BUSTER’S, INC. REPORTS A TWENTY PERCENT INCREASE IN FIRST QUARTER 2005 EARNINGS PER SHARE

DALLAS (June 7, 2005) Dallas - Dave & Buster’s, Inc. (NYSE:DAB), a leading operator of upscale restaurant/entertainment complexes, today announced earnings for its first quarter ended May 1, 2005.

Total revenue for the first quarter increased 21.9 percent, or $20.8 million, to $115.7 million from $95.0 million in the prior year’s comparable quarter. Food and beverage revenue increased 25.2 percent and amusement and other revenue increased 18.3 percent. Revenue from comparable stores decreased 1.7 percent for the quarter. Operating income for the period increased 29.2 percent to $9.0 million compared to $6.9 million last year. EBITDA increased to $18.7 million, or 23.4 percent, from $15.2 million last year. Net income for the quarter was $4.6 million, or $0.30 per diluted share, compared to net income in the same period last year of $3.6 million, or $0.25 per diluted share.

“We are pleased with our substantial increase in earnings. These results mark our ninth consecutive quarter of year-over-year profitability improvement,” stated Buster Corley, the company’s CEO. “While making sustained progress in overall profitability, we remain focused on same store sales improvement. We believe we have the appropriate strategy in place to accomplish this later in the year.”

“There were costs associated with the Jillian’s integration which we expect to be non-recurring,” stated W. C. Hammett, the company’s CFO. “These costs include items such as training labor and additional food costs related to the new menu roll-out, higher than normal freight costs related to game and equipment transfers and severance and related management relocation costs. We estimate that the impact on total operating expenses for the quarter was approximately $1.0 million.”

Non-GAAP Financial Measures
A reconciliation of EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

The Company will hold a conference call to discuss first quarter results on Tuesday, June 7, 2005, at 11:30 a.m. Eastern Time (10:30 a.m. Central Time). The company plans to release earnings the same day before the market opens.

The call will be Webcast by both CCBN and Vcall and can be accessed at Dave & Buster’s Web site, www.daveandbusters.com. Individual investors can listen to the call through CCBN’s individual investor center, www.companyboardroom.com, or PrecisionIR’s Webcast site, www.vcall.com. In addition, investors can access the call by visiting any of the investor sites in the CCBN or PrecisionIR Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, www.streetevents.com.

The Webcast will be archived on the company’s Web site and available for replay through June 21, 2005.

Celebrating over 22 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading upscale, restaurant/entertainment concepts with 43 locations throughout the United States and in Canada. More information on the company, including the latest investor presentation is available on the company’s Website, www.daveandbusters.com.

“Safe Harbor” Statements Under the Private Securities Litigation Reform Act of 1995

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “believes,” “intends,” “should,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating result due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.

Dave & Buster’s, Inc.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	May 1, 2005		May 2, 2004
			(as restated)
Food and beverage revenue	$61,392	53.0%	$49,021	51.6%
Amusement and other revenues	54,343	47.0%	45,945	48.4%

Total revenues	115,735	100.0%	94,966	100.0%

Cost of food and beverage	15,191	13.1%	12,189	12.9%
Cost of amusement and other	5,816	5.1%	5,532	5.8%

Total cost of product	21,007	18.2%	17,721	18.7%

Operating payroll and benefits	32,725	28.3%	26,928	28.4%
Other store operating expenses	35,536	30.7%	28,868	30.4%
General and administrative expenses	7,692	6.6%	6,299	6.6%
Depreciation and amortization expense	9,741	8.4%	8,220	8.7%
Preopening costs	78	0.1%	—	0.0%

Total operating expenses	106,779	92.3%	88,036	92.7%

Operating income	8,956	7.7%	6,930	7.3%
Interest expense, net	1,773	1.5%	1,478	1.6%

Income before provision for income taxes	7,183	6.2%	5,452	5.7%
Provision for income taxes	2,622	2.3%	1,852	2.0%

Net income	$4,561	3.9%	$3,600	3.8%

Net income per share
Basic	$0.34		$0.27
Diluted	$0.30		$0.25

Weighted average shares outstanding
Basic weighted average shares outstanding	13,472		13,205
Diluted weighted average shares outstanding	16,576		16,192

Other information
Company operated stores open	43		33

EBITDA, which is earnings before interest, taxes, depreciation and amortization, is used by management, bankers and investors to evaluate a company’s ability to repay debt and for compliance of certain debt covenants.

Net income	$4,561		$3,600
Add back: depreciation & amortization	9,741		8,220
interest expense, net	1,773		1,478
provision for income taxes	2,622		1,852

EBITDA	$18,697		$15,150

Dave & Buster’s Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 1, 2005	January 30,2005
Current assets
Cash and cash equivalents	$5,177	$7,624
Other current assets	37,126	34,581

Total current assets	42,303	42,205

Property and equipment, net	332,111	331,478

Other assets and deferred charges	23,057	23,725

	$397,471	$397,408

LIABILITIES AND STOCKHOLDER’S EQUITY

Total current liabilities	$47,627	$49,861

Other long-term liabilities	73,036	70,251

Long-term debt	74,604	80,351

Stockholder’s equity
Common stock	135	135
Paid in capital	122,723	122,173
Restricted stock awards	1,632	1,454
Accumulated comprehensive income	195	225
Retained earnings	79,365	74,804

	204,050	198,791
Less: Treasury stock	1,846	1,846

Total stockholders’ equity	202,204	196,945

	$397,471	$397,408

Dave & Buster’s, Inc.
Consolidated Statements Of Cash Flows
(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended
	May 1, 2005	May 2, 2004
		(as restated)
Cash flows from operating activities:
Net Income	$4,561	$3,600
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,741	8,220
Deferred income tax benefit	(166)	(152)
Tax benefit related to stock options	165	140
Restricted stock awards	178	81
Warrants related to convertible debt	63	63
Other, net	(36)	(14)
Changes in operating assets and liabilities
Inventories	280	(700)
Prepaid expenses	(891)	(1,960)
Other current assets	(1,934)	899
Other assets and deferred charges	1,150	246
Accounts payable	(385)	(847)
Accrued liabilities	825	878
Income taxes payable	(2,967)	(905)
Deferred rent liability	1,064	(240)
Other liabilities	1,721	(42)

Net cash provided by operating activities	13,369	9,267
Cash flows from investing activities:
Capital expenditures	(10,866)	(7,067)
Proceeds from sales of property and equipment	17	325

Net cash used in investing activities	(10,849)	(6,742)
Cash flows from financing activities:
Borrowings under long-term debt	—	1,500
Repayments of long-term debt	(5,352)	(2,833)
Proceeds from exercises of stock options	385	761

Net cash used in financing activities	(4,967)	(572)

Increase (decrease) in cash and cash equivalents	(2,447)	1,953
Beginning cash and cash equivalents	7,624	3,897

Ending cash and cash equivalents	$5,177	$5,850